SCHEDULES FOR COMPUTATION OF PERFORMANCE QUOTATIONS

Fund name: NY Tax Exempt Money Market Fund
Fiscal periods ending: September 30, 1998
Inception date (if less than 10 years of performance): October 26,
1987




7 DAY YIELD FORMULA - DIVIDENDS DECLARED FOR LAST 7 DAYS / 7 *365

TOTAL DIVIDENDS DECLARED
PER SHARE FOR LAST 7 DAYS:

7 DAY YIELD =                 2.88%


CALCULATION OF 7 DAY EFFECTIVE YIELD

                    7 DAY YIELD                52.142857
               ( 1 + -_________________________)       - 1
                         (100 * 52.142587)

7 DAY EFFECTIVE YIELD =       2.92%